Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

June 8, 2006

MIDWEST AIR GROUP REPORTS MAY PERFORMANCE

Milwaukee, Wisconsin, June 8, 2006 – Midwest Air Group, Inc. (AMEX: MEH) today reported May performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. -- Performance Report
					Five Months Ended
	May				May 31,
	2006	2005	% Change		2006	2005	% Change
Midwest Airlines Operations
Origin & Destination Passengers	305,324	245,251	24.5		1,462,634	1,147,264	27.5
Scheduled Service Revenue Passenger Miles (000s)	316,601	253,967	24.7		1,554,801	1,207,458	28.8
Scheduled Service Available Seat Miles (000s)	401,674	358,177	12.1		2,054,010	1,693,028	21.3
Total Available Seat Miles (000s)	404,153	360,210	12.2		2,093,604	1,722,779	21.5
Load Factor (%)	78.8%	70.9%	7.9	pts.	75.7%	71.3%	4.4	pts.
Revenue Yield (estimate)	$0.1312	$0.1176	11.6		$0.1250	$0.1135	10.2
Passenger Revenue per Schd. Svc. ASM (1) (estimate)	$0.1034	$0.0834	24.0		$0.0947	$0.0809	17.0
Total Revenue per Total ASM (1) (estimate)	$0.1189	$0.0959	23.9		$0.1090	$0.0949	14.8
Average Passenger Trip Length (miles)	1,037	1,036	0.1		1,063	1,052	1.0
Number of Flights	4,512	3,871	16.6		22,029	17,512	25.8
Into-plane Fuel Cost per Gallon (estimate)	$2.27	$1.68	35.2		$2.10	$1.64	27.8

Midwest Connect Operations
Origin & Destination Passengers	72,298	69,541	4.0		333,333	324,165	2.8
Scheduled Service Revenue Passenger Miles (000s)	23,167	20,494	13.0		102,853	94,554	8.8
Scheduled Service Available Seat Miles (000s)	33,519	32,617	2.8		158,527	157,979	0.3
Total Available Seat Miles (000s)	33,519	32,617	2.8		158,894	158,246	0.4
Load Factor (%)	69.1%	62.8%	6.3	pts.	64.9%	59.9%	5.0	pts.
Revenue Yield (estimate)	$0.3763	$0.3679	2.3		$0.3771	$0.3518	7.2
Passenger Revenue per Schd. Svc. ASM (1) (estimate)	$0.2601	$0.2312	12.5		$0.2447	$0.2106	16.2
Total Revenue per Total ASM (1) (estimate)	$0.2897	$0.2496	16.0		$0.2759	$0.2197	25.5
Average Passenger Trip Length (miles)	320	295	8.7		309	292	5.8
Number of Flights	4,942	5,120	(3.5)		23,729	24,688	(3.9)
Into-plane Fuel Cost per Gallon (estimate)	$2.32	$1.74	33.6		$2.15	$1.70	26.5

Note: All statistics exclude charter operations except total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

(1)

Beginning with its April 2006 performance report, Midwest Air Group will report Passenger Revenue per Scheduled Service Available Seat Mile (PRASM) and Total Revenue per Total Available Seat Mile (RASM) in place of Revenue per Scheduled Service Available Seat Mile.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 47 cities. More information is available at midwestairlines.com.

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